Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157692 on Form S-3 and Registration Statement Nos. 333-60295, 333-110959, 333-130405 and 333-160444 on Form S-8 of our reports dated February 23, 2011, relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd. and the effectiveness of Central European Media Enterprises Ltd.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 2010.

DELOITTE LLP
London, United Kingdom
February 23, 2011